Exhibit 99.1

Company IR Contact:	IR Agency Contact:	Media Contact:
Pacific Ethanol, Inc.	Becky Herrick	Paul Koehler
916-403-2755	LHA	Pacific Ethanol, Inc.
866-508-4969	415-433-3777	503-235-8241
	Investorrelations@pacificethanol.net	paulk@pacificethanol.net

Pacific Ethanol, Inc. REPORTS Fourth Quarter and

year-end 2011 FINANCIAL RESULTS

•	Increased net sales 80% and total gallons sold 53% for the quarter
•	Increased net sales 174% and total gallons sold 56% for the full year
•	Grew operating income to $3.7 million from a loss of $2.9 million for the quarter
•	Grew operating income to $4.0 million from a loss of $13.8 million for the year

Sacramento, CA, February 27, 2012 – Pacific Ethanol, Inc. (NASDAQ: PEIX), the leading marketer and producer of low-carbon renewable fuels in the Western United States, reported its financial results for the quarter and year ended December 31, 2011.

Neil Koehler, the company’s president and CEO, stated: “We are proud of our achievements in 2011. We reported record growth, increased our ownership in the Pacific Ethanol plants and repaid in full $35 million of convertible debt. We grew operating income significantly compared to last year and continued to diligently manage our costs. These accomplishments illustrate the strength of our business model and lay the foundation for profitable growth in 2012.”

“Late in the year, we faced some industry headwinds as domestic gasoline and ethanol demand, along with ethanol prices and margins, declined. While these market dynamics have impacted our business, we believe the margin environment will improve as blend economics, Renewable Fuel Standard requirements and seasonal swings in supply and demand drive higher capacity utilization rates,” concluded Koehler.

1

Financial Results for the Three Months Ended December 31, 2011

Net sales increased 80% to $241.8 million for the fourth quarter of 2011, compared to $134.2 million for the fourth quarter of 2010. Total gallons sold were 116.3 million for the fourth quarter of 2011, an increase of 53% over the 76.0 million gallons sold in the fourth quarter of 2010. The net sales growth was primarily driven by increases in total gallons sold and the company’s average sales price per gallon. The growth in total gallons sold was primarily due to increases in both production gallons and third party gallons sold. The company’s average sales price per gallon increased 20%. In addition, the company’s fourth quarter 2011 results include the impact of the Stockton plant’s operations, which was idled during most of the fourth quarter of 2010.

Gross profit was $7.4 million for the fourth quarter of 2011, compared to $1.0 million in the fourth quarter of 2010. The increase in gross profit was attributable to improved contribution from the three Pacific Ethanol plants that were operational during the period. SG&A expenses, including professional fees, were $3.7 million in the fourth quarter of 2011, compared to $3.9 million for the fourth quarter of 2010. Operating income for the fourth quarter of 2011 increased to $3.7 million from an operating loss of $2.9 million for the same period in 2010 primarily due to improved contribution from the Pacific Ethanol plants.

During the fourth quarter of 2011, the company recorded aggregate non-cash gains of $0.6 million for quarterly fair value adjustments on its convertible notes and warrants, compared to a loss of $11.7 million for the fourth quarter of 2010.

Net loss available to common stockholders for the fourth quarter of 2011 was $2.4 million, compared to a net loss of $12.1 million for the fourth quarter of 2010. Adjusted EBITDA, which excludes the company’s fair value adjustments on its convertible notes and warrants, declined to a loss of $0.3 million for the fourth quarter of 2011 from income of $2.2 million in the fourth quarter of 2010.

2

Financial Results for the Year Ended December 31, 2011

For the year ended December 31, 2011, net sales were $901.2 million, compared to $328.3 million in the same period in 2010. For the year ended December 31, 2011, net income available to common stockholders was $1.8 million, compared to $71.0 million in the same period in 2010, which included a non-cash gain from bankruptcy exit of $119.4 million. Adjusted EBITDA for the year ended December 31, 2011 was $5.3 million, an improvement from a loss of $10.1 million for the year ended December 31, 2010.

Q4 Results Conference Call

Management will host a conference call at 1:30 p.m. PT/4:30 p.m. ET on February 27, 2012. Neil Koehler, Chief Executive Officer, and Bryon McGregor, Chief Financial Officer, will deliver prepared remarks followed by a question and answer session. The webcast for the call can be accessed from Pacific Ethanol’s website at www.pacificethanol.net. Alternatively, you may dial the following number up to ten minutes prior to the scheduled conference call time: (877) 847-6066. International callers should dial 00-1-(970) 315-0267. The pass code will be 54494585#.

If you are unable to participate on the live call, the webcast will be archived for replay on Pacific Ethanol’s website for one year. In addition, a telephonic replay will be available at 7:30 p.m. ET on Monday, February 27, 2012 through 11:59 p.m. ET on Wednesday, February 29, 2012. To access the replay, please dial (855) 859-2056. International callers should dial 00-1-(404) 537-3406. The pass code will be 54494585#.

3

Reconciliation of Adjusted EBITDA to Net Income (Loss)

Management believes that certain financial measures not in accordance with generally accepted accounting principles (“GAAP”) are useful measures of operations. The company defines Adjusted EBITDA as unaudited earnings before interest, taxes, depreciation and amortization, fair value adjustments, loss on investment in Front Range Energy, LLC and gain from bankruptcy exit. The table at the end of this release provides a reconciliation of Adjusted EBITDA to net income (loss) attributed to Pacific Ethanol, Inc. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses, which may assist investors in properly assessing the company’s performance on a period-over-period basis. Adjusted EBITDA is not a measure of financial performance under GAAP, and should not be considered an alternative to net income (loss) or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of the company’s results as reported under GAAP.

About Pacific Ethanol, Inc.

Pacific Ethanol, Inc. (NASDAQ: PEIX) is the leading marketer and producer of low-carbon renewable fuels in the Western United States. Pacific Ethanol also sells co-products, including wet distillers grain (WDG), a nutritional animal feed. Serving integrated oil companies and gasoline marketers who blend ethanol into gasoline, Pacific Ethanol provides transportation, storage and delivery of ethanol through third-party service providers in the Western United States, primarily in California, Nevada, Arizona, Oregon, Colorado, Idaho and Washington. Pacific Ethanol has a 34% ownership interest in New PE Holdco LLC, the owner of four ethanol production facilities. Pacific Ethanol operates and manages the four ethanol production facilities, which have a combined annual production capacity of 200 million gallons. The facilities in operation are located in Boardman, Oregon, Burley, Idaho and Stockton, California, and one idled facility is located in Madera, California. The facilities are near their respective fuel and feed customers, offering significant timing, transportation cost and logistical advantages. Pacific Ethanol’s subsidiary, Kinergy Marketing LLC, markets ethanol from Pacific Ethanol’s managed plants and from other third-party production facilities, and another subsidiary, Pacific Ag. Products, LLC, markets WDG. For more information please visit www.pacificethanol.net.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this press release including, without limitation, the ability of Pacific Ethanol to continue as the leading marketer and producer of low-carbon renewable fuels in the Western United States; that the strength of Pacific Ethanol’s business model has laid the foundation for profitable growth in 2012; that the ethanol margin environment will improve as blend economics, Renewable Fuel Standard requirements and seasonal swings in supply and demand drive higher capacity utilization rates are forward-looking statements and considerations that involve a number of risks and uncertainties. The actual future results of Pacific Ethanol could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, adverse economic and market conditions; changes in governmental regulations and policies; and other events, factors and risks previously and from time to time disclosed in Pacific Ethanol’s filings with the Securities and Exchange Commission including, specifically, those factors set forth in the “Risk Factors” section contained in Pacific Ethanol’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on February 1, 2012.

(Tables follow)

4

PACIFIC ETHANOL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Net sales	$241,798	$134,245	$901,188	$328,332
Cost of goods sold	234,434	133,260	881,789	329,143
Gross profit (loss)	7,364	985	19,399	(811)
Selling, general and administrative expenses	3,685	3,891	15,427	12,956
Income (loss) from operations	3,679	(2,906)	3,972	(13,767)
Fair value adjustments on convertible debt and warrants	591	(11,736)	7,559	(11,736)
Loss on investment in Front Range	—	—	—	(12,146)
Loss on extinguishments of debt	—	—	—	(2,159)
Interest expense, net	(3,476)	(3,342)	(14,813)	(6,804)
Other income (expense), net	(32)	1,928	(741)	840
Income (loss) before reorganization costs, gain from bankruptcy exit and income taxes	762	(16,056)	(4,023)	(45,772)
Reorganization costs	—	—	—	(4,153)
Gain from bankruptcy exit	—	—	—	119,408
Provision for income taxes	—	—	—	—
Net income (loss)	762	(16,056)	(4,023)	69,483
Net (income) loss attributed to noncontrolling interest in variable interest entities	(2,808)	4,409	7,097	4,409
Net income (loss) attributed to Pacific Ethanol	$(2,046)	$(11,647)	$3,074	$73,892
Preferred stock dividends	(319)	(501)	(1,265)	(2,847)
Income (loss) available to common stockholders	$(2,365)	$(12,148)	$1,809	$71,045
Net income (loss) per share, basic	$(0.03)	$(1.00)	$0.05	$6.76
Net income (loss) per share, diluted	$(0.03)	$(1.00)	$0.05	$5.57
Weighted-average shares outstanding, basic	70,946	12,202	33,733	10,514
Weighted-average shares outstanding, diluted	70,946	12,202	33,984	13,377

5

PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except par value)

	December 31,
ASSETS	2011	2010
Current Assets:
Cash and cash equivalents	$8,914	$8,736
Accounts receivable, net	28,140	25,855
Inventories	16,131	17,306
Prepaid inventory	9,239	2,715
Other current assets	4,324	2,712
Total current assets	66,748	57,324
Property and equipment, net	159,617	168,976

Other Assets:
Intangible assets, net	4,458	5,382
Other assets	1,653	2,401
Total other assets	6,111	7,783
Total Assets	$232,476	$234,083

6

PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(unaudited, in thousands, except par value)

	December 31,
LIABILITIES AND STOCKHOLDERS’ EQUITY	2011	2010

Current Liabilities:
Accounts payable – trade	$5,519	$6,472
Accrued liabilities	2,713	3,251
Current portion – long-term debt	750	38,108
Total current liabilities	8,982	47,831

Long-term debt, net of current portion	93,689	84,981
Accrued preferred dividends	7,315	6,050
Other liabilities	3,226	7,406
Total Liabilities	113,212	146,268
Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, $0.001 par value; 10,000 shares authorized;
Series A: 0 shares issued and outstanding as of December 31, 2011 and 2010
Series B: 927 and 1,456 shares issued and outstanding as of December 31, 2011 and 2010, respectively	1	1
Common stock, $0.001 par value; 300,000 shares authorized; 86,632 and 12,918 shares issued and outstanding as of December 31, 2011 and 2010, respectively	87	13
Additional paid-in capital	556,871	504,623
Accumulated deficit	(509,985)	(511,794)
Total Pacific Ethanol, Inc. Stockholders’ Equity (Deficit)	46,974	(7,157)
Noncontrolling interest in variable interest entities	72,290	94,972
Total Stockholders’ Equity	119,264	87,815
Total Liabilities and Stockholders’ Equity	$232,476	$234,083

7

Reconciliation of Adjusted EBITDA to Net Income (Loss)

	Three Months Ended December 31,		Years Ended December 31,
(in thousands) (unaudited)	2011	2010	2011	2010
Net income (loss) attributed to Pacific Ethanol	$(2,046)	$(11,647)	$3,074	$73,892
Adjustments:
Interest expense*	1,381	1,419	6,136	4,881
Interest income*	(8)	—	(9)	—
Fair value adjustments	(591)	11,736	(7,559)	11,736
Loss on investment in Front Range	—	—	—	12,146
Gain from bankruptcy exit	—	—	—	(119,408)
Depreciation and amortization expense*	962	655	3,611	6,611
Total adjustments	1,744	13,810	2,179	(84,034)
Adjusted EBITDA	$(302)	$2,163	$5,253	$(10,142)

________________

* Adjusted for noncontrolling interest in variable interest entities.

Commodity Price Performance

	Three Months Ended December 31,		Years Ended December 31,
(unaudited)	2011	2010	2011	2010
Ethanol production gallons sold (in millions)	37.8	26.2	150.8	69.4
Ethanol third party gallons sold (in millions)	78.5	49.8	273.3	202.2
Total ethanol gallons sold (in millions)	116.3	76.0	424.1	271.6
Ethanol average sales price per gallon	$2.80	$2.34	$2.79	$1.96
Corn cost – CBOT equivalent	$6.22	$5.59	$6.76	$4.33
Total co-product tons sold (in thousands)	362.0	236.5	1,401.5	857.4
Co-product return % (1)	26.2%	20.6%	23.6%	21.3%

_________

(1) Co-product revenue as a percentage of delivered cost of corn

####